SCHEDULE 14A INFORMATION

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LTX Corporation

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November 22, 2004

Institutional Shareholder Services

2099 Gaither Road

Rockville, Maryland 20850-4045

Re:	LTX Corporation

2004 Stock Plan

This letter is in response to your correspondence dated November 22, 2004 regarding the Company’s 2004 Stock Plan.

In reviewing the compensation of the Chief Executive Officer, the Compensation Committee reviewed all components of compensation, including base salary, bonus, long-term incentive grants, accumulated realized and unrealized stock option grants, the dollar value of perquisites and other personal benefits to the Chief Executive Officer and the cost thereof to the Company, and earnings and accumulated payment obligations under the Company’s deferred compensation plan.

The Company is obligated to make severance payments to the Chief Executive Officer only in the event of a change of control. These payments are described on page 10 of the Proxy Statement furnished in connection with the annual meeting of stockholders to be held on December 8, 2004. The Company estimates that as of July 31, 2004 the aggregate payment to the Chief Executive Officer in the event of a change of control would be approximately $2,900,000.

The cash bonus payable to the Chief Executive Officer under the Company’s Executive Bonus Plan is calculated based on a formula. The formula provides that 40% of the assigned target incentive compensation amount can be earned through performance of individual goals and that the remaining portion of the cash bonus is calculated as a percentage of net income based on the Chief Executive Officer’s specific participation percentage. Individual goals for the Chief Executive Officer are determined by the Compensation Committee early in each fiscal year and generally relate to specific strategic customer, market and product development initiatives. The Compensation Committee has the discretion to make equitable adjustments to any amounts payable under the Executive Bonus Plan.

Of the total cash bonus of $474,000 paid to the Chief Executive Officer in fiscal year 2004, $144,000 was paid based upon achievement of individual goals in fiscal 2003, with payment conditioned upon the Company’s return to profitability. In addition, $180,000 was paid based upon achievement of individual goals in fiscal 2004. The individual goals of the Chief Executive Officer related to key account and product objectives in fiscal year 2003 and to product and business development, and cash generation goals in fiscal year 2004. The balance of $150,000 was based upon the Chief Executive Officer’s participation percentage, which when combined with an equitable adjustment by the Compensation Committee, yielded a participation percentage of 1.136%. The participation percentage of 1.136% was applied to net income earned by the Company during the last two quarters of the fiscal year of $13,202,000, resulting in the bonus of $150,000. In making its decision to apply an equitable adjustment, the Compensation Committee considered the Company’s growth in revenue from $119 million in fiscal year 2003 to $255 million in fiscal 2004.

In determining the size of the option grant to the Chief Executive Officer, the Compensation Committee reviewed the Company’s strategic performance relative to its competitors and equity awards made in the peer group reviewed, including competitors. The option grant to the Chief Executive Officer in September 2003 was awarded for strategic achievements in the fiscal year ended July 31, 2003 and vests in four annual installments of twenty-five percent commencing in September 2004. The Company’s strategic achievements during the fiscal year ended July 31, 2003 included bringing several new products to market (most significantly, Fusion HFi and CX), winning fourteen competitive decisions, and improving its flexible business model by transitioning new products to its outsourcing partners.

Sincerely,

LTX CORPORATION

/s/ Joseph A. Hedal

General Counsel